SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016

ITEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 26, 2016, ITEX Corporation (“ITEX” or the “Company”) announced that the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) of the Company will be held on Tuesday, December 13, 2016, at the ITEX corporate offices located at 15900 SE Eastgate Way, Suite 100, Bellevue, Washington 98008, at 10:00 a.m. local time.

The 2016 Annual Meeting is being held more than 30 days after the anniversary of the Company’s prior annual meeting of stockholders, which was held on May 15, 2015. As a result, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 (“Rule 14a-8”) under the Securities and Exchange Act of 1934, as amended, for inclusion in the Company’s proxy materials for the 2016 Annual Meeting. In order to be considered timely, any such proposal must be received by the Corporate Secretary of the Company at 3326 160th Avenue SE, Suite 100, Bellevue, WA 98008 no later than the close of business on September 14, 2016. Proposals submitted under Rule 14a-8 must also meet the other requirements of Rule 14a-8 or otherwise may be omitted.

Additionally, because the expected date of the 2016 Annual Meeting is more than 30 days after the anniversary of the prior annual meeting of stockholders, in accordance with the advanced notice provisions set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company has set new deadlines for a stockholder to properly bring nominations of directors or any other business before the 2016 Annual Meeting. Notice of such nominations or business, in order to be timely, must be received by the Corporate Secretary of the Company at 3326 160th Avenue SE, Suite 100, Bellevue, WA 98008 no later than the close of business on September 14, 2016. If a stockholder’s nomination or proposal for business to be brought before the meeting is not in compliance with the requirements set forth in the Bylaws, the Company may disregard such nomination or business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

Date: August 26, 2016
	By:	/s/ Steven White
Steven White
Chief Executive Officer

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